EXHIBIT 10.11

GCP APPLIED TECHNOLOGIES INC.
EXECUTIVE ANNUAL INCENTIVE COMPENSATION PLAN
GCP Applied Technologies Inc., a Delaware corporation (the “Company”), hereby establishes and adopts the following Executive Annual Incentive Compensation Plan (the “Plan”) to provide incentive awards, including incentive awards that are intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code (as defined below) and the regulations and rulings promulgated thereunder.
1.PURPOSE OF THE PLAN
The purpose of the Plan is to promote the attainment of the Company’s performance goals by providing incentive compensation for certain designated key executives of the Company and its Subsidiaries.
2.    DEFINITIONS
2.1.    “Award” shall mean any amount granted to a Participant under the Plan.
2.2.    “Board” shall mean the Board of Directors of the Company.
2.3.    “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, any successor thereto and the regulations promulgated thereunder.
2.4.    “Committee” shall mean the Compensation Committee of the Board. For purposes of satisfying the requirements of Section 162(m) of the Code, the Committee is intended to consist solely of two or more “outside directors” as such term is defined in Section 162(m) of the Code.
2.5.    “Participant” shall have the meaning set forth in Section 3.1.
2.6.    “Performance Criteria” shall mean one or more of the following: basic or diluted earnings per share of Company common stock; Adjusted Earnings Per Share (as defined below); Company common stock price earnings ratio; total stockholder return; relative total stock return measured against a set peer group; sales (including total sales, net sales and gross sales) of the Company or one (or more) of its operating activities; revenue, operating income, net income of the Company or one (or more) of its operating activities (in each case, either before or after taxes); Company earnings and/or net income before interest and taxes (EBIT); Adjusted EBIT (as defined below); Adjusted EBIT Return On Invested Capital (as defined below); Company earnings and/or net income before interest, taxes, depreciation and amortization (EBITDA); Adjusted EBITDA (as defined below); operating or other expense of the Company or one (or more) of its operating activities; gross, operating or cash flow margin of the Company or one (or more) of its operating activities; Segment Gross Margin (as defined below); return on investment (determined with reference to one or more categories of income or cash flow and one or more categories of assets, capital or equity, including return on net assets, return on sales, return on equity and return on invested capital); total cash flow, net cash flow, or free cash flow, each as

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provided by the Company or by one (or more) of its operating activities, investing activities, financing activities or any combination thereof; Adjusted Free Cash Flow (as defined below); economic profit; gross margins and costs; market or industry share; days on hand of inventory; days sales outstanding; days payables outstanding; working capital; or objectively determined measures for: productivity increases, efficiency, new product releases, customer satisfaction, diversity, safety performance, or employee engagement, satisfaction or turnover. For purposes of establishing any of the foregoing Performance Criteria, each of the following capitalized terms shall have the following meaning:
“Adjusted EBIT” shall mean net income adjusted for: interest income and expense; income taxes restructuring and repositioning expenses and related asset impairments; pension costs other than service and interest costs, expected returns on plan assets, and amortization of prior service costs/credits; specified income and expense items related to divested businesses, product lines, and specified other investments; and gains and losses on sales of businesses, product lines and specified other investments.
“Adjusted EBITDA” shall mean Adjusted EBIT adjusted for depreciation and amortization.
“Adjusted Earnings Per Share” shall mean diluted earnings per share of Company common stock adjusted for restructuring expenses and asset impairments, pension costs (other than service and interest costs, expected returns on plan assets, and amortization of prior service costs/credits), specified income and expense items related to divested businesses, product lines, and specified other investments, gains and losses on sales of businesses, product lines and specified other investments, and certain discrete tax items.
“Adjusted EBIT Return On Invested Capital” shall mean Adjusted EBIT (on a trailing four quarters basis) divided by the sum of net working capital, properties and equipment and specified other assets and liabilities.
“Segment Gross Margin” shall mean gross margin adjusted for pension-related costs included in cost of goods sold.
“Adjusted Free Cash Flow” shall mean net cash provided by or used for operating activities minus capital expenditures, cash paid for restructuring and repositioning, accelerated payments under defined benefit pension arrangements, and expenditures for legacy items.
All items to be specified under the definitions listed above shall be so specified by the Committee at the same time the Performance Goals are established for a Performance Period.
2.7.    “Performance Goal” shall mean the level of performance established by the Committee as the performance standard for Performance Criteria. Performance Goals may vary from Performance Period to Performance Period and from Participant to Participant and may be established on a stand-alone basis, in tandem or in the alternative.

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2.8.    “Performance Period” shall mean the Company’s fiscal year or a portion of such fiscal year that the Committee, in its sole discretion, may establish.
2.9.    “Subsidiary” shall mean a corporation, partnership, limited liability company or other form of business association of which shares of common stock or other ownership interests (i) having more than 50% of the voting power regularly entitled to vote for directors (or equivalent management rights) or (ii) regularly entitled to receive more than 50% of the dividends (or their equivalents) paid on the common stock (or other ownership interests), are owned, directly or indirectly, by the Company. References to the “Company” herein shall be deemed to include references to Subsidiaries where appropriate.
3.    ELIGIBILITY AND ADMINISTRATION
3.1.    Eligibility. The individuals eligible to participate in the Plan shall be the Company’s Chief Executive Officer and any other executive of the Company or a Subsidiary who is selected by the Committee to participate in the Plan (each, a “Participant”).
3.2.    Administration.
(a)    The Plan shall be administered by the Committee. The Committee shall have full power and authority, subject to the provisions of the Plan and subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board, to:
(i)    select the Participants to whom Awards may from time to time be granted hereunder;
(ii)    determine the terms and conditions, not inconsistent with the provisions of the Plan, of each Award;
(iii)    determine the time when Awards will be granted and paid and the Performance Period to which they relate;
(iv)    determine the Performance Goals for Awards for each Participant in respect of each Performance Period based on the Performance Criteria and certify whether the Performance Goals and other material terms of the Award were met prior to the payment of an Award and the calculation of the amount of the Award, if any, payable to each Participant in respect of each Performance Period;
(v)    interpret and administer the Plan and any instrument or agreement entered into in connection with the Plan;
(vi)    correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent that the Committee shall deem desirable to carry it into effect;

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(vii)    establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and
(viii)    make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan.
(b)    Decisions of the Committee shall be final, conclusive and binding on all persons or entities, including the Company, any Subsidiary, any Participant and any person claiming any benefit or right under an Award or under the Plan.
(c)    To the extent not inconsistent with applicable law or the rules and regulations of the New York Stock Exchange (or such other principal securities market on which the Company’s securities are listed or qualified for trading), including the applicable provisions of Section 162(m) of the Code, the Committee may delegate to one or more officers of the Company or a committee of officers the authority to take actions on its behalf pursuant to the Plan.
4.    AWARDS
4.1.    Performance Period; Participant Designation; Performance Goals; Notification.
(d)    Not later than the earlier of (i) 90 days after the commencement of each Performance Period or (ii) the expiration of 25% of the Performance Period, and while the outcome of the Performance Goals is substantially uncertain, the Committee shall, in writing, designate:
(A)    one or more Performance Periods,
(B)    the Participants for each Performance Period, and
(C)    the Performance Goals for determining the Award for each Participant for each Performance Period, based on attainment of specified levels of one or any combination of the Performance Criteria.
Notwithstanding the foregoing, within such time period, the Committee may also provide for an adjustment to reflect (or for the exclusion of) extraordinary items, acquisitions, divestitures, asset impairment, capital expenditures, unusual or non-recurring items, cost and expenses related to restructuring and/or repositioning cost and expenditures related to legacy environmental matters, material tax law changes and/or assessments and the cumulative effect of tax or accounting changes.
(e)    Notwithstanding any other provision of this Plan, no exclusion or adjustment to a Performance Goal shall be made if the effect of such exclusion or adjustment would be to cause the Award to fail to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, if the Award was intended to so qualify.

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(f)    Designation of any individual as a Participant for any Performance Period shall not require designation of such individual as a Participant in any other Performance Period, and designation of one individual as a Participant shall not require designation of any other individual as a Participant for such Performance Period or for any other Performance Period.
(g)    If a person becomes eligible to participate in the Plan after the Committee has made its initial designation of Participants for a Performance Period, such individual may become a Participant if so designated by the Committee; provided that the Award applicable to such individual shall be adjusted to the extent necessary to meet the “performance-based compensation” exception under Section 162(m) of the Code to the extent intended to so qualify.
(h)    The Performance Goals designated by the Committee may be expressed with respect to the Company’s performance or the performance of one or more Subsidiaries, divisions, business segments or business units of the Company, and may be expressed in terms of dollars, rates of growth, absolute levels or percentages or ratios expressing relationships between two or more of the Performance Criteria, period-to-period changes, relative to business plans or budgets, or relative to one or more other companies or one or more indices. Performance Goals may be calculated for a year or a portion of a year. Such Performance Goals shall otherwise comply with the requirements of the “performance-based compensation” exception under Section 162(m) of the Code for Awards intended to so qualify.
(i)    As soon as practicable after they have approved the items set forth in Section 4.1(a) above, the Committee will:
(i)    notify each individual who has been selected to participate in the Plan that he or she is a Participant for such Performance Period; and
(ii)    communicate in writing to each Participant the applicable Performance Criteria and Performance Goals for determining Awards for such Performance Period.
4.2.    Certification. At such time as it shall determine appropriate following the conclusion of each Performance Period and prior to payment of any Award, the Committee shall certify, in writing, whether the Performance Goals and other material terms of the Award were met and the amount, if any, of the Award for each Participant for such Performance Period.
4.3.    Payment of Awards.
(a)    The amount of the Award actually paid to a Participant may, in the sole discretion of the Committee, be less than the amount otherwise payable to the Participant based on attainment of the Performance Goals for the Performance Period as determined in accordance with Section 4.1. The Committee may not waive the achievement of the applicable Performance Goals for any award intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, except in the case of the death or disability of the Participant or as described in Section 4.6 in the event of a “Change in Control of the Company” (as defined therein). The Committee may establish factors to take into consideration

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in implementing its discretion to reduce the amount of an Award, including, but not limited to, individual performance and/or one or more of the Performance Criteria. In no event may the Committee increase the amount of the Award otherwise payable to the Participant based on attainment of the Performance Goals for the Performance Period.
(b)    The actual amount of the Award determined by the Committee for a Performance Period shall be paid in cash. Payment to each Participant shall be made no later than the fifteenth day of the third month following the end of the fiscal year of the Company in which the applicable Performance Period ends, unless payment is deferred pursuant to a plan or arrangement satisfying the requirements of Section 409A of the Code (“Section 409A”).
4.4.    Changes in Employment.
(a)    If (i) a person becomes a Participant during a Performance Period as specified in Section 4.1, or (ii) a Participant (A) dies, retires (within the meaning of a Company retirement plan) or becomes disabled or (B) is terminated by the Company due to a reduction in force, job elimination, divestment of the Participant’s employing unit or other termination not for “cause” (as determined by the Committee), in each case, prior to the end of a Performance Period (provided the Participant has more than three months of service during such Performance Period), then the Participant may be deemed to have participated for the entire Performance Period and the Award, payable to such a Participant may be proportionately reduced based on the period of actual employment during the applicable Performance Period. Notwithstanding the forgoing, as specified in Section 4.3(a), the Committee may waive the achievement of the Performance Goals for a Performance Period for purposes of payment of an Award, in the case of death or disability of the Participant, or in the case of a “Change in Control of the Company,” but only in such cases.
(b)    Except as otherwise specifically provided in this Section 4.4, if the Participant’s employment with the Company is terminated prior to the end of a Performance Period for any other reason, the Participant will not be entitled to any Award for such Performance Period unless otherwise determined by the Committee or unless otherwise required by law and in no event unless the Performance Goals and other material terms of the Award are certified in writing by the Committee as having been met.
(c)    Notwithstanding the foregoing provisions of this Section 4.4, the Committee may provide that a Participant shall not be paid an Award for a specific Performance Period, even if the Participant is employed at the end of that Performance Period, if the Participant separates from service before the date payments of Awards are made to other Participants for that Performance Period.
4.5.    Transfers and Changes in Responsibilities. If a Participant’s responsibilities materially diminish to a level, or the Participant is transferred during a Performance Period to a position, that is not deemed by the Committee as eligible to participate in the Plan, the Company may, as determined by the Committee, terminate the Participant’s participation in this Plan. In the event of such termination, the Participant would be eligible for a prorated Award based on the number of months in such Performance Period prior to such termination. Such Award would be

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paid only after the end of such Performance Period and only if the Performance Goals and other material terms of the Award are certified in writing by the Committee as having been met.
4.6.    Change in Control.
(a)    In connection with any “Change in Control of the Company” (within the meaning of the “Executive CIC Agreement” as defined below), which occurs during a Performance Period, the Committee will take all such actions hereunder as it may determine to be necessary or appropriate in connection with Awards for such Performance Period to treat Participants equitably, including, without limitation, the modification or waiver of applicable Performance Goals, Performance Criteria, Performance Periods, or Awards, notwithstanding the terms of any initial award.
(b)    “Executive CIC Agreement” shall mean the executive severance agreement between each of the elected officers of the Company, as amended from time to time, which generally provides post-employment payments and benefits to these officers upon a change in control of the Company.
4.7.    Maximum Award. The maximum value of Award payable under the Plan granted to any Participant for any Performance Period is $3,000,000, adjusted pro rata for a Performance Period shorter than 12 months.
5.    MISCELLANEOUS
5.1.    Amendment and Termination of the Plan. The Board or the Committee may, from time to time, alter, amend, suspend or terminate the Plan as it shall deem advisable, subject to any requirement for stockholder approval imposed by applicable law, including Section 162(m) of the Code, or by the New York Stock Exchange (or such other principal securities market on which the Company’s securities are listed or qualified for trading). No amendments to, or termination of, the Plan shall in any way impair the rights of a Participant under any Award previously granted without such Participant’s consent.
5.2.    Section 162(m) of the Code. To the extent an Award is intended to constitute “performance-based compensation” thereunder, the provisions of this Plan shall be administered and interpreted in accordance with Section 162(m) of the Code.
5.3.    Tax Withholding. The Company or any Subsidiary shall have the right to make all payments or distributions pursuant to the Plan to a Participant, net of any applicable federal, state and local taxes required to be paid or withheld. The Company or a Subsidiary shall have the right to withhold from wages, Awards or other amounts otherwise payable to such Participant any such taxes as may be required by law, or to otherwise require the Participant to pay or provide for the payment of any such taxes in a manner satisfactory to the Company or such Subsidiary. If the Participant shall fail to make such tax payments as are required, the Company or a Subsidiary shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Participant or to take such other action as may be necessary to satisfy such tax obligations.

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5.4.    Right of Discharge Reserved; Claims to Awards. Nothing in this Plan shall provide any Participant a right to receive any Award or payment under the Plan with respect to a Performance Period. Nothing in the Plan nor the grant of an Award hereunder shall confer upon any Participant the right to continue in the employment of the Company or a Subsidiary or affect any right that the Company or a Subsidiary may have to terminate the employment of (or to demote or to exclude from future Awards under the Plan) any such Participant at any time for any reason. Except as specifically provided herein or in any agreement or other instrument entered or adopted into in connection with this Plan, the Company shall not be liable for the loss of existing or potential profit from any Award granted in the event of the termination of employment of any Participant.
5.5.    Other Plans. Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.
5.6.    Severability. If any provision of the Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part by a court of competent jurisdiction, such provision shall (a) be deemed limited to the extent that such court of competent jurisdiction deems it lawful, valid and/or enforceable and as so limited shall remain in full force and effect, and (b) not affect any other provision of the Plan or part thereof, each of which shall remain in full force and effect. If the making of any payment or the provision of any other benefit required under the Plan shall be held unlawful or otherwise invalid or unenforceable by a court of competent jurisdiction, such unlawfulness, invalidity or unenforceability shall not prevent any other payment or benefit from being made or provided under the Plan, and if the making of any payment in full or the provision of any other benefit required under the Plan in full would be unlawful or otherwise invalid or unenforceable, then such unlawfulness, invalidity or unenforceability shall not prevent such payment or benefit from being made or provided in part, to the extent that it would not be unlawful, invalid or unenforceable, and the maximum payment or benefit that would not be unlawful, invalid or unenforceable shall be made or provided under the Plan.
5.7.    Clawback. All awards shall be subject to recovery by the Company in such circumstances as may be prescribed by the Committee at any time or from time to time, if the Committee deems such recovery to be necessary to ensure compliance with any rules, regulations or listing standards adopted by the Securities and Exchange Commission or the New York Stock Exchange to implement Section 10D of the Securities and Exchange Act, as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.
5.8.    Section 409A. The Company intends that the Plan and each Award granted hereunder shall comply with, or be exempt from, Section 409A and that the Plan shall be interpreted, operated and administered accordingly. If any provision of the Plan contravenes any regulations or guidance promulgated under Section 409A, or would cause any Award to be subject to taxes, interest or penalties under Section 409A, the Company may, in its sole discretion, modify the Plan to (a) comply with, or avoid being subject to, Section 409A, (b) avoid

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the imposition of taxes, interest and penalties under Section 409A, and/or (c) maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the provisions of Section 409A. The Company is not obligated to modify the Plan and there is no guarantee that any payments will be exempt from taxes, interest and penalties under Section 409A. Notwithstanding anything herein to the contrary, in no event shall the Company be liable for the payment of, or gross up in connection with, any taxes, interest and or penalties owed by the Participant pursuant to Section 409A.
5.9.    Unfunded Status of the Plan. The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company.
5.10.    Governing Law. The Plan and all determinations made and actions taken thereunder, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware without reference to principles of conflict of laws that might result in the application of the laws of another jurisdiction, and shall be construed accordingly.
5.11.    Effective Date of Plan. The Plan shall be effective as of January 1, 2016.